Cyber Security Expert and Former FBI Special Agent Ernest (“E.J.”) Hilbert Joins Adaptive Medias Advisory Board

Hilbert to be Company’s subject matter expert and champion for anti-fraud capabilities

IRVINE, Calif., January 30, 2014 – Multi-channel audience and content monetization company, Adaptive Medias, Inc. (OTCQB: ADTM), a leader in programmatic advertising across mobile, video and online display, announced today that E.J. Hilbert has joined the company as an advisory board member, providing his expertise in combating fraudulent advertising. His guidance, as Adaptive continues to build towards the safest and most efficient marketplace possible for online publishers and advertisers, will be a major plus in the company’s efforts.

Hilbert joins Adaptive Media’s team while currently leading the cyber practice for an international consulting firm. Prior to that, Hilbert spent eight years as a Special Agent for the FBI, leading one of the largest cyber-crime investigations addressing computer intrusion, theft of data, and extortion of more than 600 financial institutions. He has also held leadership positions with Online Intelligence LLC, Fox Interactive Media and Control Risks Group.

“Having a seasoned professional like E.J. will help in addressing issues that have been plaguing the premium advertising space for years, which ultimately stems from fraudulent traffic,” Adaptive Medias CEO Qayed Shareef said. “Just as the means of creating artificial bot traffic has become increasingly more sophisticated, so too will the capabilities of legitimate operators in this industry to combat the problem.”

A recent study from Solve Media estimates that advertisers will waste approximately $11.6 billion in 2014 on “botnet” traffic, a staggering percentage of the $48.2 billion predicted by ZenithOptimedia that will be spent this year on display advertising.

Hilbert’s experience ranges from conducting cyber investigations to digital forensics tests that have provided brand protection to advertisers, merchants, and A-list celebrities. He has also given cyber security training to local and national law enforcement officials in the U.S. and several of its allies. Hilbert has been quoted by various media outlets including Rolling Stone Magazine, the Washington Post, Bloomberg News, Huffington Post, Wired Magazine, the Financial Times, the Wall Street Journal, CNN, the NY Times and MSNBC.

“I’m proud to join Adaptive Media in their efforts to stop online advertising fraud, and I commend their efforts so far in helping root out fraudulent sources of traffic,” said Hilbert. “It is refreshing to see leaders in the industry take responsibility in being part of the solution, not the problem. I look forward to helping their efforts every way I can.”

ABOUT ADAPTIVE MEDIA

Adaptive Media is a programmatic audience and content monetization provider for website owners, app developers and video publishers who want to more effectively optimize content through advertising. The Company provides a foundation for publishers and developers looking to engage brand advertisers through a multi-channel approach that delivers integrated, engaging and impactful ads across multiple devices. Adaptive Media meets the needs of its publishers with an emphasis on maintaining user experience, while delivering timely and relevant ads through its multi-channel ad delivery and content platform. For more information, please visit www.adaptivem.com. Also, follow us on Twitter at @adaptive_m.

Safe Harbor Statement:

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

Contacts:

Adaptive Media Publicity Contact:

Mike Sprouse, President & CEO

Sprouse Marketing Group

Phone: (312) 396-4106

Email: mike@sprousemarketing.com

Adaptive Media Investor Contact:

Kevin Fickle, President

Nuwa Group LLC

Phone: (925) 330-8315

Email: kevin@nuwagroup.com

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